UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2009

IMMUCOR, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-14820	22-2408354
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3130 Gateway Drive, P.O. Box 5625, Norcross, Georgia	30091-5625
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 441-2051

Not Applicable

(Former name or former address,

if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers. On June 4, 2009, the Compensation Committee of the Board of Directors of Immucor, Inc. (“the Company”) approved the Company’s Fiscal Year 2010 Bonus Plan and Long-Term Incentive Plan (the bonus portion of the Plan is referred to as the “Bonus Plan” and the long-term incentive portion of the Plan is referred to as the “LTI Plan”).

Under the terms of the Bonus Plan, the Company’s executive officers will be eligible to receive cash bonuses based on the Company achieving specified goals for net income, product quality and new product introduction established by the Compensation Committee, and on achievement of individual performance objectives established for each participant at the beginning of the Company’s fiscal year. Executive officers currently include the Company’s Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer and General Counsel.

The Company’s executive officers will be eligible for bonuses based on three components, weighted equally:

•	Net Income Component: actual net income compared to FY2010 target net income (“Target Net Income”);

•	Product Component: the achievement of corporate goals for product quality and new product introduction for FY 2010; and

•	Individual Goals Component: the achievement of individual performance objectives for FY2010.

The table below shows the maximum bonus awards that could be earned by executive officers if actual net income is 100% or more of Target Net Income. Executive officers can earn bonus awards on a prorated basis if actual net income is between 90% and 100% of target net income. The amount an individual actually earns will depend on the extent to which the goals for each Bonus Component are met.

	100% of Target Net Income	105% of Target Net Income	110% of Target Net Income or Above
Maximum Bonus Award (% of Base Compensation)*	12.5%	25%	37.5%

*	Maximum bonus awards will be prorated for in-between percentages of net income.

Assuming the Company achieves at least 90% of Target Net Income:

•

The Net Income Component may be 100% earned through achievement of Target Net Income. If actual net income is between 95% and 100% of Target Net Income, executive officers will earn 50% of the Net Income Component. If actual net income is less than 95% of Target Net Income, executive officers will earn 0% of the Net Income Component. The Net Income Component will be prorated for in-between percentages of Target Net Income.

•

The Product Component may be earned through achievement of corporate goals for product quality and new product introductions for FY 2010. The Product Component will be prorated for partial achievement of such goals.

•	The Individual Goals Component may be earned through achievement of individual performance goals for FY 2010. The Individual Goals Component will be prorated for partial achievement of such goals.

Under the LTI Plan, restricted stock and stock option awards will be granted to eligible employees, including executive officers. The target values of LTI Plan awards to executive officers are:

• Chief Executive Officer	150% of base compensation

• Chief Scientific Officer	90% of base compensation

• Chief Financial Officer	90% of base compensation

• General Counsel	90% of base compensation

The targeted mix of awards for the Chief Executive Officer is 65% of the target value payable in restricted stock and 35% of the target value payable in stock option awards. The targeted mix of awards for the other executive officers is 75% of the target value payable in restricted stock and 25% of the target value payable in stock option awards.

In addition, non-executive vice presidents and employees classified as directors, or those in equivalent positions, will be eligible for cash bonuses under the Bonus Plan, based on the Company achieving Target Net Income and product goals as well as the results of each employee’s individual performance ratings. They will also be eligible for restricted stock and stock option awards under the LTI Plan. A separate discretionary bonus pool of $200,000 will also be established that may be used by the Chief Executive Officer to pay additional discretionary cash bonuses to non-executive officers.

The foregoing description is qualified in its entirety by reference to the Fiscal Year 2010 Bonus and Long-Term Incentive Plan, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
10.1	Fiscal Year 2010 Bonus and Long-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUCOR, INC.

Date: June 10, 2009	By:	/s/ Philip H. Moïse
Philip H. Moïse
Vice President and General Counsel